Exhibit 5.1

GIBSON, DUNN & CRUTCHER LLP

LAWYERS

A REGISTERED LIMITED LIABILITY PARTNERSHIP

INCLUDING PROFESSIONAL CORPORATIONS

200 Park Avenue New York, New York 10166-0193

(212) 351-4000

www.gibsondunn.com

May 13, 2005

Direct Dial	Client No.
(212) 351-4000	C 03263-01263
Fax No.
(212) 351-4035

American Tire Distributors Holdings, Inc.

American Tire Distributors, Inc.

1220 Herbert Wayne Court

Suite 150

Huntersville, NC 28078

Re:	American Tire Distributors Holdings, Inc. and American Tire Distributors, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as special counsel to American Tire Distributors Holdings, Inc. a Delaware corporation (“Holdings”) and American Tire Distributors, Inc., a Delaware corporation (“ATD” and together with Holdings, the “Issuers”), in connection with the registration, on a Registration Statement on Form S-4 (the “Registration Statement”), under the Securities Act of 1933, as amended, of $51,480,000 aggregate principal amount at maturity of 13% Senior Discount Notes due 2013 of Holdings, $140,000,000 aggregate principal amount of Senior Floating Rate Notes due 2012 of ATD (the “New Floating Rate Notes”), and $150,000,000 aggregate principal amount of 10 3/4% Senior Notes due 2013 (the “New Fixed Rate Notes”) of ATD (collectively, the “New Notes”) and the related guarantees by Holdings and certain subsidiaries of ATD of the New Floating Rate Notes and the New Fixed Rate Notes (the “New Guarantees”).

The New Notes will be offered in exchange for like principal amounts or principal amounts at maturity, as applicable, of the outstanding 13% Senior Discount Notes due 2013 of Holdings, Senior Floating Rate Notes due 2012 of ATD (the “Old Floating Rate Notes”) and 10 3/4% Senior Notes due 2013 (the “Old Fixed Rate Notes”) of ATD (collectively, the “Old Notes”) and the related guarantees by Holdings and certain subsidiaries of ATD of the Old Floating Rate Notes and the Old Fixed Rate Notes (the “Old Guarantees”), all pursuant to the Registration Rights Agreement, dated as of March 31, 2005 (the “Registration Rights

LOS ANGELES NEW YORK WASHINGTON, D.C. SAN FRANCISCO PALO ALTO

LONDON PARIS MUNICH BRUSSELS ORANGE COUNTY CENTURY CITY DALLAS DENVER

GIBSON, DUNN & CRUTCHER LLP

American Tire Distributors, Inc.

May     , 2005

Agreement”), by and among the Issuers, the guarantors of the Old Floating Rate Notes and Old Fixed Rate Notes (the “Guarantors”) and the Initial Purchasers listed therein. The Registration Rights Agreement was executed in connection with the private placement of the Old Notes and Old Guarantees.

The Old Notes were issued and the New Notes will be issued pursuant to an Indenture, dated as of March 31, 2005 (the “Holdings Indenture”), an Indenture, dated March 31, 2005 (the “Floating Rate Note Indenture”) and an Indenture, dated as of March 31, 2005 (the “Fixed Rate Note Indenture” and together with the Holdings Indenture and the Floating Rate Note Indenture, the “Indentures”), both by and among the relevant Issuer, the Guarantors (in the case of the Floating Rate Note Indenture and the Fixed Rate Note Indenture) and Wachovia Bank, National Association, as trustee (the “Trustee”). The New Notes and the Indenture are each governed by the internal laws of the State of New York.

In rendering this opinion, we have examined the Registration Statement, the Indentures, the New Notes and New Guarantees (collectively, the “Documents”), and have also made such inquiries and examined, among other things, originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, certificates, instruments and other documents, as we have considered necessary or appropriate for purposes of this opinion. As to factual matters, we have relied to the extent we deemed appropriate and without independent investigation upon the representations and warranties of the Issuers and the Guarantors in the Purchase Agreement, dated as of March 23, 2005, by and between the Issuers and the Guarantors party thereto, on the one hand, and the Initial Purchasers, on the other hand, executed in connection with the issuance and sale of the Old Notes, or certificates obtained from public officials and others.

In connection with such examination, we have assumed each of the following:

a)	The signatures on all documents examined by us are genuine, all individuals executing such documents had all requisite legal capacity and competency and were duly authorized, the documents submitted to us as originals are authentic and the documents submitted to us as certified or reproduction copies conform to the originals;

b)	the proceeds from the sale of the Old Notes were applied as set forth in the Offering Memorandum of the Issuers dated March 23, 2005 in connection with the issuance and sale of the Old Notes;

c)	the issuance and delivery of the New Notes do not and will not, at any time, violate any applicable law or result in a violation of any provision of any instrument or agreement then binding on the Issuers or any Guarantor or any restriction imposed by any court or governmental body having jurisdiction over the Issuers or any Guarantor; and

GIBSON, DUNN & CRUTCHER LLP

American Tire Distributors, Inc.

May     , 2005

d)	the Registration Statement shall have become effective under the Securities Act and the Indenture shall have been duly qualified under the Trust Indenture Act of 1939, as amended.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions, assumptions and limitations contained herein, we are of the opinion that:

1. The New Notes, when duly executed and delivered by or on behalf of the relevant Issuer in the form contemplated by the relevant Indenture and upon the terms set forth in the Registration Statement and authenticated by the Trustee, will be legally issued and will constitute valid and binding obligations of such Issuers enforceable against it in accordance with their terms.

2. The Guarantees, when the New Notes shall have been duly executed and delivered by or on behalf of the relevant Issuers in the form contemplated by the relevant Indenture and upon the terms set forth in the Registration Statement and authenticated by the Trustee, will constitute legal, valid and binding obligations of the relevant Guarantors.

The foregoing opinions are also subject to the following additional qualifications, exceptions, assumptions and limitations:

A. Our opinion is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers or distributions by corporations to stockholders) and (ii) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

B. We express no opinion regarding the effectiveness of (i) any waiver (whether or not stated as such) under the Documents, or any consent thereunder relating to any unknown future rights or any waiver of stay, extension or usury laws; (or (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to federal or state securities laws.

C. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America and the Delaware General Corporation Law. We are not engaged in practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation

GIBSON, DUNN & CRUTCHER LLP

American Tire Distributors, Inc.

May     , 2005

Law as presently in effect and have made such inquiries as we consider necessary to render the opinions contained herein. This opinion is limited to the effect of the present state of the laws of the State of New York, the United States of America and, to the limited extent set forth above, the State of Delaware and the facts, as they presently exist. We assume no obligation to revise or supplement this opinion in the event of changes in such laws or the interpretations thereof or in the event of changes in such facts. We express no opinion regarding any federal or state securities laws or regulations.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” contained in the prospectus that forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

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